UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Rosetta Resources Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROSETTA RESOURCES INC.

717 Texas, Suite 2800

Houston, Texas 77002

March 25, 2011

Dear Rosetta Stockholder:

I am pleased to invite you to Rosetta’s Annual Meeting of Stockholders. The Annual Meeting will be held at The Magnolia Hotel, 1100 Texas, Houston, Texas 77002, on Friday, May 6, 2011 at 9:00 a.m., Houston time.

The Notice of Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the Annual Meeting. The Annual Meeting will cover the business contained in the Proxy Statement, including the election of seven directors to Rosetta’s Board of Directors. I encourage you to read the enclosed Notice of Annual Meeting and Proxy Statement, which contains information about the Board of Directors and its committees and personal information about each of the nominees for the Board. The Proxy Statement provides information concerning Rosetta’s compensation of executive officers and includes a proposal for an advisory vote on executive compensation, as well as a proposal for an advisory vote on the frequency of future advisory votes on executive compensation. The Proxy Statement also includes a proposal to ratify the appointment of Rosetta’s independent registered public accounting firm.

We hope you can join us on May 6, 2011. Whether or not you can attend personally, it is important that your shares are represented at the meeting. We value your opinions and encourage you to participate in this year’s Annual Meeting by voting your proxy. You may vote by Internet or by telephone using the instructions on the proxy card, or by signing your proxy card and returning it in the envelope provided. You can also attend in person and vote at the Annual Meeting.

Sincerely,

Randy L. Limbacher

Chairman of the Board, Chief Executive Officer and President

ROSETTA RESOURCES INC.

717 Texas, Suite 2800

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 6, 2011

To the Stockholders of

Rosetta Resources Inc.:

The Annual Meeting of Stockholders of Rosetta Resources Inc., a Delaware corporation (the “Company,” “Rosetta,” “we,” “us” or “our”), will be held on Friday, May 6, 2011 at 9:00 a.m., Houston time, at The Magnolia Hotel, 1100 Texas, Houston, Texas 77002, for the following purposes:

1.	To elect seven directors to the Board of Directors of the Company;

2.	To conduct an advisory vote on executive compensation;

3.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011; and

5.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 10, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of the stockholders will be available for examination at the offices of the Company at 717 Texas, Suite 2800, Houston, Texas 77002 during ordinary business hours for a period of 10 days prior to the meeting.

All stockholders are cordially invited to attend the meeting. Stockholders are urged to vote, whether or not they plan to attend the meeting. Please take time to vote by following the Internet or telephone voting instructions provided on the accompanying proxy card, or you may complete, date and sign the accompanying proxy card and return it in the postage-paid return envelope provided. You may revoke your proxy at any time before the vote is taken by following the instructions in this Proxy Statement.

By Order of the Board of Directors of

ROSETTA RESOURCES INC.

Karen Paganis

Assistant General Counsel and Corporate Secretary

Houston, Texas

March 25, 2011

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON FRIDAY, MAY 6, 2011

The Company’s Notice of Annual Meeting, Proxy Statement, and the 2010 Annual Report on Form 10-K are available on the Internet at www.proxyvote.com.

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GENERAL INFORMATION

Q:	What am I voting on?

A:	1.	The election of Richard W. Beckler, Matthew D. Fitzgerald, Philip L. Frederickson, D. Henry Houston, Randy L. Limbacher, Josiah O. Low III, and Donald D. Patteson, Jr. to the Board of Directors;

2.	An advisory resolution on executive compensation;

3.	An advisory resolution on the frequency of future advisory votes on executive compensation; and

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Q:	Who can vote?

A:	Stockholders as of the close of business on March 10, 2011 are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. To vote by proxy, you may vote via telephone by using the toll-free number listed on the proxy card, via the Internet at the website for Internet voting listed on the proxy card, or you may mark, date, sign, and mail the enclosed proxy card in the prepaid envelope. Giving a proxy will not affect the right to vote the shares if you attend the Annual Meeting and want to vote in person – by voting in person you automatically revoke the proxy. If you vote the shares in person, you must present proof that you own the shares as of the record date through brokers’ statements or similar proof and identification. You also may revoke the proxy at any time before the meeting by giving the Corporate Secretary written notice of the revocation or by submitting a later-dated proxy. If you return the signed proxy card but do not mark the voting preference, the individuals named as proxies will vote the shares in accordance with the recommendations of the Board of Directors as set forth below.

Q:	How does the Board recommend I vote on the proposals?

A:	1.	The Board unanimously recommends that you vote FOR the election of each of the Board’s director nominees.

2.	The Board unanimously recommends that you vote FOR the approval of the advisory resolution on executive compensation.

3.	The Board recommends you select THREE YEARS for the frequency to conduct future advisory votes on executive compensation.

4.	The Board unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Q:	How many shares can vote?

A:	As of the record date, March 10, 2011, Rosetta had outstanding 52,572,195 shares of common stock. Each share of common stock is entitled to one (1) vote. Each share of restricted common stock held by Rosetta’s employees and independent directors is entitled to one (1) vote, regardless of any outstanding vesting period.

Q:	What happens if I withhold my vote for an individual director?

A:	Because the individual directors are elected by a plurality of the votes cast at the meeting, a withheld vote will not have an effect on the outcome of the election of an individual director.

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Q:	What is a broker non-vote?

A:	Under the rules of various national and regional securities exchanges, brokers may vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Brokers may not vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. Non-voted stock on non-routine matters are called “broker non-votes.”

Q:	What routine matters will be voted on at the Annual Meeting?

A:	The ratification of the appointment of the independent registered public accounting firm is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

Q:	What non-routine matters will be voted on at the Annual Meeting?

A:	The election of directors and the advisory compensation votes are considered non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

Q:	How many votes are needed to approve each of the proposals?

A:	Under our Bylaws, the nominees for election as directors at the Annual Meeting who receive the highest number of “for” votes will be elected as directors. This is called plurality voting. For this purpose, abstentions are not counted as a vote cast either “for” or “against” the director.

The ratification of the appointment of the independent registered public accounting firm and the approval, by non-binding vote, of executive compensation require the affirmative vote of a majority of votes cast at the Annual Meeting. For this purpose, abstentions are not counted as a vote cast either “for” or “against” the proposals.

The frequency of the advisory vote on executive compensation receiving the greatest number of votes (every three, two or one years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will therefore have no effect on such advisory vote.

Although the advisory votes are non-binding, as provided by law, the Board will review the results of the votes and will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Q:	Can I vote on other matters?

A:	We do not expect any other matter to come before the meeting. We did not receive any stockholder proposals by the date required for such proposals to be considered. If any other matter is presented at the Annual Meeting, the signed proxy gives the individuals named as proxies authority to vote the shares on such matters at their discretion.

Q:	Who is soliciting my proxy?

A:	The Board of Directors of Rosetta Resources Inc. is sending you this Proxy Statement in connection with the solicitation of proxies for use at Rosetta’s 2011 Annual Meeting of Stockholders. Certain directors, officers and employees of Rosetta may also solicit proxies on our behalf by mail, phone, fax or in person. We have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of approximately $7,500 plus out-of-pocket expenses.

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ROSETTA RESOURCES INC.

717 Texas, Suite 2800

Houston, Texas 77002

PROXY STATEMENT

For Annual Meeting of Stockholders

To Be Held on May 6, 2011

INTRODUCTION

The accompanying proxy, mailed together with this Proxy Statement, is solicited by and on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Rosetta Resources Inc., a Delaware corporation (the “Company,” “Rosetta,” “we,” “us” or “our”), for use at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 9:00 a.m., Houston time, on May 6, 2011 at The Magnolia Hotel, 1100 Texas, Houston, Texas 77002, and at any adjournment or postponement thereof. The approximate date on which this Proxy Statement and the accompanying proxy will first be mailed to stockholders of the Company is April 6, 2011.

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no directions are given, the shares will be voted in accordance with the recommendations of the Board of Directors. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating the revocation in writing to Karen Paganis, Corporate Secretary, Rosetta Resources Inc., 717 Texas, Suite 2800, Houston, Texas 77002, or by voting at a later time by Internet or telephone, by submitting a proxy bearing a later date or by attending the meeting and voting in person. No revocation by written notice or by delivery of another proxy shall be effective until the notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

Only stockholders of record of the Company’s common stock at the close of business on March 10, 2011, the record date for the meeting, are entitled to notice of and to vote at the meeting. On that date, Rosetta had outstanding 52,572,195 shares of common stock, each of which is entitled to one (1) vote.

Voting Procedures and Tabulation

Stockholders of record of common stock of the Company may vote in person at the meeting, via Internet or telephone, or by signing, dating, and returning the proxy card in the accompanying postage-paid envelope. Stockholders whose shares of common stock of the Company are held in the name of a bank, broker or other holder of record (that is, in “street name”) will receive separate instructions from such holder of record regarding the voting of proxies.

Rosetta will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will determine the number of shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties.

The inspectors will tabulate the number of votes cast for, against or withheld from each matter submitted at the meeting for a stockholder vote. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the NASDAQ Marketplace Rules, brokers who hold shares in street name have the discretionary authority to vote on certain routine items when they have not received instructions from beneficial owners. For purposes of the Annual Meeting, the ratification of the appointment of the Company’s independent registered public accounting firm is a routine item. The election of directors is a non-routine item, meaning brokers are prohibited from exercising discretionary authority with respect to the proposal if they have not received instructions from beneficial owners with respect to such proposal (so-called “broker non-votes”). The advisory vote on executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation are also non-routine items. A broker non-vote has the effect of a negative vote when a majority of the issued and outstanding shares is required for approval of a particular proposal and has no effect when a plurality or a majority of the votes cast is required for approval. A broker non-vote has no effect on the advisory vote on frequency of the advisory vote on executive compensation because the frequency (every three, two or one years) receiving the greatest number of votes will be considered the frequency recommended by stockholders. Since directors are elected by a plurality and the ratification of the appointment of our independent registered public accounting firm and the advisory vote on executive compensation require the affirmative vote of a majority of the votes cast, broker non-votes will not affect the outcome of voting on those proposals.

Voting Securities

Only holders of record of common stock, par value $0.001 per share, of the Company at the close of business on March 10, 2011, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the meeting. A majority of the shares of common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present for establishing a quorum.

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD

Board of Directors

The Board of Directors currently consists of seven directors. All seven current directors are standing for re-election. All of the Board members standing for re-election (other than Randy L. Limbacher, Chairman of the Board, Chief Executive Officer and President) meet the independence criteria under the rules of The NASDAQ Stock Market LLC (“NASDAQ”). You may not vote for a greater number of persons than the number of nominees named.

Each Board member serves a one-year term or until such Board member’s successor is duly elected to serve on the Board. In addition, our Bylaws provide that the authorized number of directors, which shall constitute the whole Board of Directors, may be changed by resolution duly adopted by the Board. Any vacancies and additional directorships resulting from an increase may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum.

During 2010, the Board met six times and acted by unanimous written consent three times. Each director attended all of the meetings of the Board of Directors and its committees of which such director was a member during the past fiscal year, either in person or by telephone. All of the directors attended the 2010 Annual Meeting of Stockholders.

Committees of the Board

The Board of Directors has established three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Although we are not required to have a separate Compensation Committee, we have determined that it is in the best interest of the Company to maintain an independent Compensation Committee.

Audit Committee and Audit Committee Financial Expert. The Audit Committee appoints the independent registered public accounting firm to audit our financial statements and oversee the annual audit. The Audit Committee also approves any other services provided by public accounting firms. The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, relating to the integrity of the quarterly and annual financial statements, the compliance with legal and regulatory requirements governing the preparation and reporting of financial information, the independent registered public accounting firm’s qualifications and independence, and the performance of the internal audit function. It is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee and the independent registered public accounting firm, the internal accounting function and management of the Company. Additionally, the Audit Committee obtains and reviews an audit report by the independent reserve engineering consultants regarding the evaluation of the Company’s reserves. Messrs. Matthew D. Fitzgerald, D. Henry Houston, and Donald D. Patteson, Jr. serve on the Audit Committee, all of whom are “independent” under NASDAQ rules and the rules of the Securities and Exchange Commission (“SEC”). Mr. Fitzgerald, Chairman of the Audit Committee, and Messrs. Houston and Patteson are “Audit Committee financial experts,” as defined under the rules of the SEC.

The Audit Committee met five times during 2010. Each member of the Audit Committee attended all of the meetings, either in person or by telephone. See the report of the Audit Committee in this Proxy Statement. A copy of the Audit Committee’s charter is posted in the “Corporate Governance” section of our website at www.rosettaresources.com.

Compensation Committee. The Compensation Committee reviews the compensation and benefits of our executive officers, establishes and reviews general policies related to compensation and benefits, and administers the Company’s long-term incentive plan. Pursuant to the Compensation Committee charter, the Compensation Committee determines the compensation of senior executives of the Company. Messrs. Donald D. Patteson, Jr., Philip L. Frederickson, and Josiah O. Low III serve on the Compensation Committee of the Board, all of whom are “independent” under NASDAQ rules. The Chairman is Mr. Patteson. The Compensation Committee met five times and acted by unanimous written consent three times during 2010. Each member of the Compensation Committee was present, either in person or by telephone, for all of the meetings. A copy of the Compensation Committee’s charter is posted in the “Corporate Governance” section of our website at www.rosettaresources.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board by identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board, recommending director nominees for election at the Annual Meeting of Stockholders or for appointment to fill vacancies, recommending the election of officer candidates, monitoring the independence of Board members, renewing individual director participation in director education programs, and advising the Board about the appropriate composition of the Board and its committees. The Nominating and Corporate Governance Committee also develops and recommends to the Board corporate governance principles and practices and assists in implementing them, including conducting a regular review of the corporate governance principles and practices and recommending to the Board any additions, amendments or other changes. The Nominating and Corporate Governance Committee oversees the annual evaluation concerning the performance of the Board and the committees of the Board, makes a report to the Board on succession planning and evaluates potential successors to the CEO with the Board. Messrs. Richard W. Beckler, Philip L. Frederickson, and Josiah O. Low III serve on the Nominating and Corporate Governance Committee of the Board, all of whom are “independent” under NASDAQ rules. The Chairman is Mr. Beckler. Each member of the Nominating and Corporate Governance Committee was present, either in person or by telephone, at all meetings during 2010. The Nominating and Corporate Governance Committee met six times in 2010. A copy of the Nominating and Corporate Governance Committee’s charter is posted in the “Corporate Governance” section of our website at www.rosettaresources.com.

Corporate Governance

Board of Directors Governance Guidelines and Other Governance Documents. The Board of Directors has adopted the Board of Directors Governance Guidelines (“Governance Guidelines”) to govern the qualifications and conduct of the Board. The Governance Guidelines are posted in the “Corporate Governance” section of our website at www.rosettaresources.com together with the following governance documents:

Bylaws,

Code of Business Conduct and Ethic (the “Ethics Code”),

Audit Committee Charter,

Compensation Committee Charter,

Nominating and Corporate Governance Committee Charter,

Environmental, Health and Safety Mission Statement,

EH&S Safety Policy,

Stock Ownership Guidelines for Non-Employee Directors, and

Stock Ownership Guidelines for Officers.

These documents are also available in print to any stockholder requesting a copy in writing from the Corporate Secretary of the Company at 717 Texas, Suite 2800, Houston, Texas 77002.

Director Independence. The standards applied by the Board of Directors in affirmatively determining whether a director is “independent” in compliance with the listing standards of NASDAQ generally provide that a director is not independent if: (a) the director is, or in the past three years has been, an employee of Rosetta or any of its subsidiaries; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of Rosetta or any of its subsidiaries; (c) the director or a member of the director’s immediate family has received more than $100,000 in compensation from Rosetta or any of its subsidiaries during any period of twelve consecutive months within the three years preceding the determination of independence other than compensation for service as a director, compensation of a family member who is an employee but not an executive officer or benefits under a tax-qualified retirement plan or non-discretionary plan; (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, or has worked for such firm in any capacity on Rosetta’s audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where a Rosetta executive officer serves on the compensation committee of such company; or (f) the director or a member of the director’s immediate family is a partner in, a controlling shareholder of or an executive officer of a company that makes payments to, or receives payments from, Rosetta or any of its subsidiaries in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or five percent of the consolidated gross revenues of the company receiving the payment.

The Board of Directors, applying the standards referenced above, affirmatively determined that six of its members, Messrs. Beckler, Patteson, Houston, Fitzgerald, Frederickson and Low, constituting more than a majority of the Board, are independent under NASDAQ rules. The Board of Directors also determined that all members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent.

Independent Directors/Executive Sessions. In 2010 during Board and committee meetings, the independent directors met fifteen times in executive session, outside of the presence of members of the management team. The Audit Committee meets with the independent registered public accounting firm without anyone else present except for the other independent directors.

Board Leadership Structure and Role in Risk Oversight. In early 2010, the Board elected Randy L. Limbacher, Chief Executive Officer and President, to the position of Chairman (“Chairman, CEO and President”). D. Henry Houston, the former Chairman, has served as lead independent director since that time. The Board believes that this leadership structure is currently best for the Company, as it appropriately balances the need for the chief executive officer to manage the daily activities of the Company and provides for a lead independent director to oversee the executive sessions of the independent directors and enhances the relationship between the Board and the Chairman, CEO and President. In appointing Mr. Limbacher as Chairman, the Board concluded that Mr. Limbacher’s leadership since being appointed CEO and President has served the Company and its stockholders well, as he is integrally involved with all aspects of the Company’s operations and provides the Board with effective oversight of management. The Board believes this leadership structure enhances the Board’s role in risk oversight as Mr. Limbacher is in a position to elevate the most critical business issues for consideration by the Board.

The Board is actively involved in risk oversight for the Company. The Board believes it is a Board-level function to provide oversight to the Company in the management of risks. The Board recognizes there is a balance between risk and reward and believes the Company’s overall risk profile is appropriate. While certain risks are in the purview of committees of the Board, and are scrutinized closely at the committee level, the full Board has responsibility for risk oversight. The committees regularly report their risk-oversight activities to the Board.

Management of the Company takes a comprehensive approach to risk management, with the view that risk is inherent in every action taken by the Company. Management of risk is a responsibility of employees at all levels. As management refines the strategic plan for the Company on a regular basis, it assesses specific areas of risk to implementation of the strategy. The Company has also developed an enterprise risk management program to assess and manage key risks to the Company. Regular operational and strategic briefings are provided to the Board and inherent risks are discussed with the Board. The Board receives a briefing on the enterprise risk management process on an annual basis.

Through the Audit Committee, the Board monitors financial risk and hedging activities. The internal audit function is responsible for monitoring the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002 and for financial and operational audits. The head of the internal audit function reports directly to the Audit Committee, while the Chief Financial Officer has administrative responsibility for the internal audit function.

The Compensation Committee monitors risks associated with compensation practices for the Company. While the Company does not believe that any of our compensation policies create risks that are reasonably likely to have a material adverse effect on the Company, the Board believes that it is important to articulate our major policies and how they incentivize actions and decisions that benefit stockholders. First, because Rosetta has a history of providing some portion of each full-time employee’s compensation in restricted stock, Rosetta’s employees are all stockholders. Like the shares granted to our executives, the restricted stock granted to all of our employees vests over three years. We believe this vesting period helps to ensure that both employees and executives take actions and make decisions which contribute to long-term positive performance, thus aligning us with the long-term interests of our shareholders. Second, we believe our annual bonus plan measures the behaviors that contribute to the success of an exploration and production business; by basing payout on the following equally weighted metrics: production volumes (MMCFe/day), reserves added, finding costs, earnings before interest, taxes, depreciation and amortization (EBITDA), lifting and operating expenses and general and administrative expenses per unit produced. The metrics used in developing our bonus pool are the same for both executives and employees to ensure internal alignment. Further, we have designed the bonus plan metrics with diversified measures and compensating objectives that we consider very beneficial to overall financial performance. For example, adding costly reserves may help us exceed the reserve goal, but doing so would likely cause us to fall short of the finding and development cost goal. We believe that the granting of restricted stock to all employees and the bonus plan we utilize promotes behavior that is consistent with the interests of our stockholders, both in the short term and the long term. Further, a significant portion of executive compensation is in the form of long-term compensation, including performance shares, which is paid over time. For further discussion, see “Compensation Discussion and Analysis.”

Board Composition. The Nominating and Corporate Governance Committee is responsible for reviewing the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate an ability to make a meaningful contribution to the Board’s oversight of the business and affairs and have a reputation for ethical conduct. Nominees for director will include individuals who, taking into account their diversity, skills, and experience in the context of the needs of the Board, as well as other relevant factors such as conflicts of interest and other commitments, would enhance the Board’s ability to manage and direct the affairs and business of the Company. Although we do not have a policy on diversity for board members, it is a factor in assessing potential directors. Diversity not only encompasses racial and gender diversity, but it also relates to diversity of experience and background in an effort to ensure that the composition of our directors provides a strong and well balanced foundation of skill and experience.

The Nominating and Corporate Governance Committee identifies candidates by asking the current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of individuals who meet the criteria described above. The Nominating and Corporate Governance Committee has the sole authority to engage firms that specialize in identifying director candidates. The Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. After the Nominating and Corporate Governance Committee has identified a potential candidate, it collects and reviews available information regarding the individual, and if the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another committee member will contact the person. Generally, if the individual expresses a willingness to be considered for election to the Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the individual’s qualifications, engage a third party to conduct a background investigation, and conduct one or more interviews with the candidate. When the Nominating and Corporate Governance Committee has completed this process, it makes a recommendation to the full Board.

Board’s Interaction with Stockholders. The CEO and other corporate officers are responsible for establishing effective communications with the stockholders. In accordance with this policy, management speaks for the Company. This policy does not preclude independent directors from meeting with stockholders, but where appropriate, management should be present at such meetings. Stockholders may submit communications to directors by writing to the Corporate Secretary of the Company at the executive offices set forth in this Proxy Statement under “Additional Information – Stockholder Communications with the Board of Directors.”

Business Conduct and Ethics. The Ethics Code requires all of the directors, officers and employees to adhere to certain basic principles that uphold the Company’s guiding values of integrity, accountability and professionalism. The Ethics Code requires such individuals to comply with the law, avoid conflicts of interest, compete fairly and honestly, maintain a safe and healthy work environment, and preserve company assets. This includes specific compliance procedures and a mechanism for reporting violations to a supervisor, the Director of the Internal Audit Department, or to the General Counsel. We have established an “ethics hotline” for employees to use and a procedure for maintaining anonymity with respect to an employee reporting a violation of the Ethics Code. You can access the Ethics Code in the “Corporate Governance” section of our website at www.rosettaresources.com. Changes in or waivers of the Ethics Code may be made only by the Board of Directors of the Company or, in the case of any change or waiver of the Ethics Code for the principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions (collectively, the “principal officers”), only by the independent directors on the Board of Directors of the Company. All changes in or waiver of the Ethics Code for the principal officers will be promptly disclosed as required by law or stock exchange regulations, which we would provide on our website.

Directors’ Continuing Education. The Governance Guidelines require directors to participate in continuing education in subjects relevant to the duties of a director. While the Company arranges for director education presentations around the regular meetings of the Board of Directors, the directors also attend continuing education programs provided by independent organizations.

PROPOSAL 1

ELECTION OF DIRECTORS

As of the date of this Proxy Statement, the Company’s Board consists of seven directors, all of whom will stand for election, and six of whom are independent. Information regarding the business experience and qualifications of each nominee is provided below. All directors are elected annually to serve until the next Annual Meeting and until successors are elected.

Directors are elected by plurality vote of the shares present at the Annual Meeting, meaning that the director nominees with the most affirmative votes are elected. If you sign the proxy card but do not give instructions with respect to the voting of directors, the proxyholders will vote in favor of the seven persons recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you must do so with respect to the slate of seven persons who will be voted upon at the Annual Meeting. You may not vote for a greater number of persons than the number of nominees named.

The Board expects that all of the nominees will be available to serve as directors as indicated. If any nominee should become unavailable, however, the proxyholders will vote for a nominee or nominees who would be designated by the Board of Directors unless the Board chooses to reduce the number of directors serving on the Board.

The Board of Directors unanimously recommends that you vote FOR the election of each of the Board’s director nominees.

Company Nominees for Director

Randy L. Limbacher, age 53, has served as Director and Chief Executive Officer and President of Rosetta since November 1, 2007. On February 25, 2010, Mr. Limbacher was appointed as the Chairman of the Board. Prior to joining Rosetta, Mr. Limbacher served as President, Exploration and Production – Americas for ConocoPhillips, and was responsible for all exploration and production activities in the Western Hemisphere. Mr. Limbacher joined ConocoPhillips during its April 2006 acquisition of Burlington Resources, an organization with which he had spent over 20 years. At Burlington, Mr. Limbacher held a series of positions of increasing responsibility, including his role at the time of the acquisition of Executive Vice President, Chief Operating Officer and as a director on the Board of Directors of Burlington. Early in his career, he served in engineering roles with Conoco and Mobil/Superior Oil. Mr. Limbacher serves on the Board of Directors of CARBO Ceramics Inc. He holds a Bachelor of Science in Petroleum Engineering from Louisiana State University. Mr. Limbacher has 30 years of experience in the exploration and production business, both domestically and internationally, and has extensive leadership experience gained at both Rosetta and other companies in the energy industry. He is also experienced in managing independent oil and gas exploration and production companies and providing strategic direction. Mr. Limbacher’s service on other public boards provides experience and knowledge of best practices that may benefit Rosetta’s Board of Directors.

D. Henry Houston, age 71, has served as Director of Rosetta since July 2005. Mr. Houston served as Chairman of the Board from July 2007 until February 2010, when he was appointed as the lead independent director. From 2002 through 2008, when he retired, Mr. Houston was Executive Vice President, Chief Operating Officer and Chief Financial Officer, as well as a director, of Remote Knowledge, Inc., a company offering communication services for marine pleasure craft. From 1995 through 2002, he served as Executive Vice President and Chief Financial Officer of T.D. Rowe Amusements, a private company operating approximately

25,000 vending and amusement devices. Mr. Houston also previously worked as an oil and gas consultant and served as President of KP Exploration, Inc., Chairman of the Board of Magee Poole Drilling Company, President of Black Hawk Oil Company, Chief Financial Officer of C&K Petroleum, and Vice President, Chief Financial Officer and director of Southdown Inc. Earlier in his career, he worked with Price Waterhouse and with Detsco, Inc. Mr. Houston has a degree in accounting from the University of Arkansas. Mr. Houston’s financial accounting background, prior energy experience, and general business acumen are assets to Rosetta’s Board of Directors.

Richard W. Beckler, age 71, has served as Director of Rosetta since July 2005. Since 2003, Mr. Beckler has served as a partner in the global litigation group and as the head of the Securities, Government Enforcement and White Collar Defense group of the law firm of Howrey LLP. From 1979 through 2003, he was a partner in the law firm of Fulbright & Jaworski and at the end of his tenure, the partner heading the litigation group in Washington, D.C. Mr. Beckler also served as a section chief in the Criminal Fraud Section of the U.S. Department of Justice, and as an Assistant District Attorney in the Manhattan District Attorney’s Office. Mr. Beckler has a Juris Doctor degree from Fordham Law School and over 40 years of practicing law at private firms, the U.S. Department of Justice and the New York County (Manhattan) District Attorney’s Office. This has enabled Mr. Beckler to bring legal expertise, and more specifically expertise in securities regulation, to Rosetta’s Board of Directors.

Donald D. Patteson, Jr., age 65, has served as Director of Rosetta since July 2005. Mr. Patteson is the founder and Chairman of the Board of Directors of Sovereign Business Forms, Inc., a consolidator in the wholesale manufacturing of custom business forms and related products segment of the printing industry. He also served as Chief Executive Officer of Sovereign from August 1996 until his retirement in August 2008. Prior to founding Sovereign in August 1996, he served as Managing Director of Sovereign Capital Partners, an investment firm specializing in leveraged buyouts. Mr. Patteson also previously served as President and Chief Executive Officer of WBC Holdings, Inc., and President and Chief Executive Officer of Temple Marine Drilling, Inc./R.C. Chapman Drilling Co., Inc., and President, Chief Executive Officer and Director of Temple Drilling. Mr. Patteson also worked with Atwood Oceanics, Houston Offshore International, Western Oceanic and Arthur Andersen’s management consulting practice earlier in his career. Mr. Patteson has a Master of Business Administration with concentration in finance from the University of Texas. Mr. Patteson has 24 years of experience as a chief executive officer in various industries including the oil and gas service industry, which enables him to provide to the Board valuable financial accounting expertise, experience with major financial transactions and insight into the service industry.

Josiah O. Low III, age 71, has served as Director of Rosetta since December 2006. He is currently a Senior Advisor to Catterton Partners, a private equity firm. Prior to serving with Catterton, Mr. Low led the corporate finance group of Donaldson, Lufkin and Jenrette (“DLJ”) as a Managing Director for over 16 years. He was a significant contributor in the development of DLJ from a boutique investment bank into one of Wall Street’s largest and most prestigious firms, prior to its merger with Credit Suisse First Boston. Preceding his position at Credit Suisse, Mr. Low was a founding Managing Director of Merrill Lynch Capital Markets Group. Mr. Low is a graduate of Williams College, and serves on the Board of Directors of CoStar Group, Inc., a provider of commercial real estate information, analytic and marketing services. Mr. Low’s investment banking experience, particularly in the energy sector, allows him to contribute broad financial and energy sector expertise to the Board.

Philip L. Frederickson, age 54, has served as Director of Rosetta since July 2008. He retired from ConocoPhillips in January 2008, where he served as Executive Vice President, Planning, Strategy and Corporate Affairs at the time of his retirement. Prior to serving in this role, Mr. Frederickson held the position of Executive Vice President, Commercial. Mr. Frederickson joined Conoco in 1978 and held various positions in the United States and Europe, with diverse responsibilities including refining and marketing operations, upstream strategy and portfolio management, and business development. Mr. Frederickson serves on the board of directors for Sunoco Logistics Partners LP and Chesapeake Midstream Partners LP. He is also a director for The Yellowstone Park Foundation. Mr. Frederickson holds a Bachelor of Science in Industrial Engineering from Texas Tech University. Mr. Frederickson’s broad assignments and executive management experience in the energy industry provide relevant experience in a number of strategic and operational areas.

Matthew D. Fitzgerald, age 53, has served as Director of Rosetta since September 2008. He has been President of Total Choice Communications LLC, a Sprint Preferred Retailer based in Houston, Texas since September 2009. Mr. Fitzgerald retired from Grant Prideco, Inc. in April of 2008, where he served as Executive Vice President and Chief Financial Officer from January 2004 until his retirement, and Treasurer from February 2007 until his retirement. Prior to joining Grant Prideco, Inc., Mr. Fitzgerald served as Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC from March 2001 until January 2004. Mr. Fitzgerald was employed by BJ Services Company from 1989 to 2001, where he served as Vice President and Controller. Mr. Fitzgerald was also a senior manager with the accounting firm of Ernst & Whinney. Mr. Fitzgerald holds a Bachelor of Science and a Masters in Accountancy from the University of Florida. Mr. Fitzgerald’s prior positions of responsibility as chief financial officer and controller for service companies within the energy industry provide strong financial and accounting expertise to Rosetta’s Board of Directors, and allow Mr. Fitzgerald to provide valuable insight into the service industry to the Company.

Stockholder Nomination of Directors

The Company has not received stockholder recommendations for a nominee for director for consideration at the Annual Meeting. To be considered at the Annual Meeting, our Bylaws require that a stockholder’s notice with respect to director nominations be submitted to the Company no earlier than January 7, 2011 and no later than February 7, 2011.

Stockholder recommendations of individuals for consideration as a nominee for director at future annual meetings should be submitted in writing to the attention of the Corporate Secretary, 717 Texas, Suite 2800, Houston, Texas 77002 not later than the 90th day nor earlier than the 120th day before the anniversary date of the immediately preceding annual meeting. To be in proper written form, a stockholder’s notice with respect to director nominations must set forth:

1.	As to each nominee, the name, age, business address and residence address of such nominee and his or her principal occupation or employment;

2.	As to the stockholder giving notice, (a) certain identifying information with respect to such stockholder and any other person on whose behalf the nomination is made (such stockholder or other person, a “Nominating Person”) and (b) a description of all arrangements or understandings between such Nominating Person, any proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by the Nominating Person; and

3.	As to each nominee or Nominating Person, (a) the class and number of shares of the Company’s capital stock owned beneficially or of record by such person, (b) whether and the extent to which any hedging or other transaction has been entered into by or on behalf of, or any other agreement has been made, the effect or intent of which is to mitigate loss or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any Company securities, and (c) any other information relating to such persons required to be disclosed in a proxy statement or other filings required to be made in connection with proxy solicitations for election of directors pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All stockholder notices must include a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such nomination before the meeting and a statement whether any Nominating Person intends to solicit proxies in connection with the nomination. Additionally, director nomination notices must be accompanied by a written consent of each proposed nominee, to being named as a nominee and to serve as a director if elected.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following tabulation sets forth, as of March 1, 2011, information with respect to the only persons who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of common stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	3,475,303	(1)	6.59%

First Pacific Advisors, LLC 11400 West Olympic Blvd., Suite 1200 Los Angeles, California 90064	4,982,700	(2)	9.40%

Capital World Investors 333 South Hope Street Los Angeles, California 90071	5,525,000	(3)	10.50%

(1)	Based solely on a Schedule 13G/A filed with the SEC by Wellington Management Company, LLP (“Wellington”) on February 14, 2011. Wellington, in its capacity as investment adviser, has shared voting power with respect to 2,935,966 shares of our common stock and shared dispositive power with respect to 3,475,303 shares of our common stock.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2011 on behalf of First Pacific Advisors, LLC, a Delaware limited liability company (“FPA”), FPA Capital Fund, Inc., a Maryland corporation and a registered open-end investment company (“FPA Capital”), Robert L. Rodriguez, Managing Member of FPA, J. Richard Atwood, Managing Member of FPA, and Steven T. Romick, Managing Member of FPA. FPA, in its capacity as investment adviser to its various clients, has shared voting power with respect to 1,993,700 shares of our common stock and shared dispositive power with respect to 4,982,700 shares of our common stock. Messrs. Rodriguez and Atwood own 107,500 and 65,000 shares of our common stock, respectively. As controlling persons of FPA, Messrs. Rodriguez, Atwood and Romick may be deemed to beneficially own 4,982,700 shares of our common stock owned by FPA’s clients. Messrs. Rodriguez, Atwood and Romick disclaim beneficial ownership of the securities owned by FPA’s clients.

(3)	Based solely on a Schedule 13G/A filed with the SEC by Capital World Investors (“Capital World”) on February 14, 2011. Capital World, in its capacity as investment adviser, has shared dispositive power with respect to 5,525,000 shares of our common stock.

Security Ownership of Directors and Executive Officers

The following tabulation sets forth, as of March 15, 2011, the shares of common stock beneficially owned by each director nominee, each of our named executive officers, and all director nominees and executive officers as a group.

	Common Stock Beneficially Owned (1)

Name	Number of Shares		Percent of Class

Directors
Randy L. Limbacher	558,894	(2)	1%
Richard W. Beckler	37,596	(3)	*
Matthew D. Fitzgerald	21,227	(4)	*
Philip L. Frederickson	29,144	(5)	*
D. Henry Houston	44,353	(6)	*
Josiah O. Low III	56,815	(7)	*
Donald D. Patteson, Jr.	47,843	(8)	*

Named Executive Officers (excluding Mr. Limbacher)
Michael J. Rosinski	189,388	(9)	*
John D. Clayton	152,746	(10)	*
James E. Craddock	107,476	(11)	*
Michael H. Hickey	96,689	(12)	*
All directors and executive officers as a group (14 persons)	1,342,171		3%

*	Less than one percent.

(1)	Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)	Represents (i) 251,213 shares of common stock, (ii) 157,831 restricted shares of common stock, with restrictions to lift on various dates through November 2014, provided that Mr. Limbacher is continuously employed by the Company or an affiliate until such dates, and (iii) 149,850 shares of common stock underlying fully vested options.

(3)	Represents (i) 19,180 shares of common stock, (ii) 5,916 restricted shares of common stock, with restrictions to lift on various dates through May 2012, provided (generally) that Mr. Beckler continues board service with the Company until such dates, and (iii) 12,500 shares of common stock underlying fully vested options.

(4)	Represents (i) 10,311 shares of common stock, (ii) 5,916 restricted shares of common stock, with restrictions to lift on various dates through May 2012, provided (generally) that Mr. Fitzgerald continues board service with the Company until such dates, and (iii) 5,000 shares of common stock underlying fully vested options.

(5)	Represents (i) 18,228 shares of common stock, (ii) 5,916 restricted shares of common stock, with restrictions to lift on various dates through May 2012, provided (generally) that Mr. Frederickson continues board service with the Company until such dates, and (iii) 5,000 shares of common stock underlying fully vested options.

(6)	Represents (i) 13,437 shares of common stock, (ii) 5,916 restricted shares of common stock, with restrictions to lift on various dates through May 2012, provided (generally) that Mr. Houston continues board service with the Company until such dates, and (iii) 25,000 shares of common stock underlying fully vested options.

(7)

Represents (i) 30,899 shares of common stock, (ii) 5,916 restricted shares of common stock, with restrictions to lift on various dates through May 2012, provided (generally) that Mr. Low continues board service with the Company until such dates, and (iii) 20,000 shares of common stock underlying fully vested options.

(8)	Represents (i) 16,567 shares of common stock, (ii) 5,916 restricted shares of common stock, with restrictions to lift on various dates through May 2011, provided (generally) that Mr. Patteson continues board service with the Company until such dates, and (iii) 25,000 shares of common stock underlying fully vested options.

(9)	Represents (i) 101,905 shares of common stock, (ii) 47,021 restricted shares of common stock, with restrictions to lift on various dates through January 2014, provided that Mr. Rosinski is continuously employed by the Company or an affiliate until such dates, and (iii) 40,462 shares of common stock underlying fully vested options.

(10)	Represents (i) 72,735 shares of common stock, (ii) 44,679 restricted shares of common stock, with restrictions to lift on various dates through January 2014, provided that Mr. Clayton is continuously employed by the Company or an affiliate until such dates, (iii) 26,332 shares of common stock underlying fully vested options and (iv) 9,000 shares of common stock underlying options that will vest within 60 days.

(11)	Represents (i) 27,465 shares of common stock, and (ii) 44,679 restricted shares of common stock, with restrictions to lift on various dates through January 2014, provided that Mr. Craddock is continuously employed by the Company or an affiliate until such dates, (iii) 26,332 shares of common stock underlying fully vested options and (iv) 9,000 shares of common stock underlying options that will vest within 60 days.

(12)	Represents (i) 33,089 shares of common stock, and (ii) 37,268 restricted shares of common stock, with restrictions to lift on various dates through January 2014, provided that Mr. Hickey is continuously employed by the Company or an affiliate until such dates, and (iii) 26,332 shares of common stock underlying fully vested options.

Executive Officers Who are Not Directors

Name	Age	Position
Michael J. Rosinski	66	Executive Vice President, Chief Financial Officer and Treasurer
John D. Clayton	47	Senior Vice President, Asset Development
James E. Craddock	52	Senior Vice President, Drilling and Production Operations
Michael H. Hickey	56	Vice President and General Counsel
W. Rufus Estis	59	Vice President and Controller
J. Chad Driskill	46	Vice President, Marketing and Business Development
Gerald L. Maxwell	57	Vice President, Human Resources and Administration

Michael J. Rosinski, age 66, has served as Executive Vice President, Chief Financial Officer and Treasurer of Rosetta since July 2005, and was Secretary from July 2005 until August 2008. Prior to joining the Company, Mr. Rosinski served as Executive Vice President and Chief Financial Officer of Rosetta Resources Operating LP (formerly known as Calpine Natural Gas L.P.) from May 2005 until July 2005. Prior to that, Mr. Rosinski served as Chief Financial Officer of Power 3 Medical Products from July 2004 through May 2005, and was Senior Vice President and Chief Operating Officer of Municipal Energy Resources Corporation from 1997 to 2004. Previously, he held positions as Senior Vice President and Chief Financial Officer of Santa Fe Energy and held a number of positions at Tenneco. Mr. Rosinski holds an MBA from Tulane University and a Bachelors degree in Mechanical Engineering from Georgia Tech. He has over 37 years of experience in energy financing, financial management and controls, planning and investor relations in energy and related industries.

John D. Clayton, age 47, has served as Vice President, Asset Development of Rosetta since March 2008. Prior to joining the Company, Mr. Clayton was Manager, Lower 48 Business Development for ConocoPhillips

since 2006. Mr. Clayton became employed with ConocoPhillips in 2006 as a result of ConocoPhillips’ acquisition of Burlington Resources Inc. Mr. Clayton was employed with Burlington Resources Inc. from 1986 through 2006, where he held a series of positions of increasing responsibility, including his role at the time of the acquisition of Director of Worldwide Acquisitions and Divestitures. Mr. Clayton has a Bachelors of Science degree in Petroleum Engineering from Louisiana State University and has more than 24 years experience in the industry in asset management, acquisitions and divestitures, reservoir engineering, production engineering and drilling engineering.

James E. Craddock, age 52, has served as Vice President, Drilling and Production Operations of Rosetta since April 2008. From April 2006 to March 2008, Mr. Craddock was Chief Operating Officer for BPI Energy, Inc., an exploration and production start-up company focused on coal bed methane development. On February 3, 2009, BPI Energy, Inc. filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Craddock began his industry career with Superior Oil Company in 1981 and then held a broad range of technical, operational and strategic roles with Burlington Resources and its predecessor companies for more than 20 years. At Burlington, he held a series of positions of increasing responsibility, most recently as Chief Engineer. Mr. Craddock has extensive experience in production operations, reservoir and production engineering, and unconventional gas and oil exploitation. Mr. Craddock received a Bachelor of Science degree in Mechanical Engineering from Texas A&M University.

Michael H. Hickey, age 56, has served as Vice President and General Counsel of Rosetta since August 2005. Previously, Mr. Hickey served as Vice President, Law and Secretary of Technip Offshore Inc. from April 2004 through July 2005. From September 2000 to March 2004, he was with Calpine’s North American E&P and midstream group, serving as Vice President and Managing Counsel from May 2003. He served as Vice President, General Counsel and Secretary of Kosa B.V. from December 1998 until August 2000. Mr. Hickey has served as a director for RFx Legal, LLC, a private equity firm providing legal procurement services, since 2010. He holds a Bachelors of Arts degree in English and a Juris Doctorate, both from the University of Tennessee, and has been a practicing lawyer for 31 years.

W. Rufus Estis, age 59, has served as Vice President and Controller of Rosetta since September 2009. Beginning in 2008, Mr. Estis became co-owner and general partner of The Big Mamou, LLC, a restaurant in Houston, Texas, and still holds those positions. Previously, Mr. Estis served as Vice President and Chief Financial Officer of Maritech Resources, Inc., an independent oil and gas company located in Houston, Texas from 2005 to 2008. Prior to joining Maritech Resources, Inc., in 2005 he served as Vice President, Finance and Chief Financial Officer of Petrokazakhstan, an integrated oil company in Almaty, Republic of Kazakhstan. Mr. Estis served from 2003 to 2005 as Chief Financial and Administrative Officer of Atlantis Holding Norway AS, an oil and gas company in Dubai, United Arab Emirates. Mr. Estis has over 35 years of accounting experience in the energy industry. He is a Certified Public Accountant with a Bachelor of Science degree in Accounting from Louisiana Tech University and a Master of Business Administration degree in Finance from the University of Houston.

J. Chad Driskill, age 46, has served as Vice President, Marketing and Business Development of Rosetta since July 2005. At Rosetta, Mr. Driskill is responsible for both physical and financial commodity marketing and trading. Prior to joining Rosetta in July 2005, Mr. Driskill spent 10 years holding a number of positions in energy trading, business development, and risk management at both Calpine Corporation and Calpine Energy Services. Prior to joining Calpine, Mr. Driskill spent 5 years at LFC Financial Corp. as Director of Gas Trading. Mr. Driskill has over 22 years of experience in the energy trading, oil and gas, and power generation industries. Mr. Driskill received a Bachelor of Business Administration degree in Finance from Texas Tech University.

Gerald L. Maxwell, age 57, has served as the Vice President, Human Resources and Administration since April 2007. Mr. Maxwell joined the Company in May 2005 as an independent consultant. In November 2005, he became the General Manager of Human Resources, and in April 2007, he became Vice President of Human Resources. Previously, Mr. Maxwell was Vice President of Human Resources for several of El Paso

Corporation’s business units, both domestic and international. Prior to El Paso’s acquisition of Tenneco Energy, he was director of human resources for Tenneco Energy. Mr. Maxwell has also held human resources positions at Quintana Petroleum, Anadarko Petroleum, Coastal Corporation, and in the financial industry. He holds dual Bachelor’s degrees in management and economics from Houston Baptist University, and has over 31 years human resources experience in the energy industry.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy

Rosetta compensates its executive management using a mix of base salary, annual performance bonus and equity grants, with the objectives of attracting and retaining key executive officers critical to long-term success, compensating those executive officers fairly and competitively for responsibility and accomplishment, and aligning management’s incentives with the long-term interests of Rosetta’s stockholders. We believe that base salary levels should generally be set at the middle of Rosetta’s competitive marketplace for comparable positions, and that total compensation that is above the middle of our marketplace should be based on strong company performance and achieved in the aggregate through the annual performance bonus program and through equity awards and stock price appreciation.

Our annual performance bonus program is designed to pay out based on Company performance in five areas, each of which is generally weighted equally to the others: production volumes, reserves added, finding costs, EBITDA, and expenses (lifting & operating and G&A) per unit produced. The Board may elect to modify the bonus pool that is developed from these five key metrics after consideration of other factors such as environmental, health and safety performance; sustainability (adding new inventory, developing new core areas, success in acquisitions and exploration); relative performance to peers; and ability to pay.

For executive management, a significant portion of total compensation is delivered using a combination of restricted stock and performance share units (“PSUs”) to ensure a focus on behaviors that improve total stockholder return over the long-term.

The Compensation Process

The Role of the Compensation Committee of the Board of Directors. The Compensation Committee of the Company’s Board of Directors is required to be composed of at least two independent directors, and three independent directors currently serve on the Compensation Committee. As part of its stated purpose in its charter (which can be found in full on our website in the “Corporate Governance” section at www.rosettaresources.com), the Compensation Committee “is to assist the Board in discharging the Board’s responsibilities regarding the compensation of the Company’s CEO, the other executive officers and the Company’s non-management directors.” In regard to executive compensation, the Compensation Committee has overall responsibility to:

•

Obtain information on market trends in executive compensation and review the competitiveness of the Company’s executive compensation programs to encourage the attraction and retention of executive officers, the motivation of executive officers to achieve the Company’s business objectives, and the alignment of the interests of executive officers with the long-term interests of the Company’s stockholders; and

•

Review and approve the goals and objectives relevant to CEO and other executive officer compensation; evaluate CEO and executive officer performance in light of those goals and objectives, and, with input from other non-management directors on the Board as the Compensation Committee deems appropriate, determine and approve all compensation of the CEO and executive officers based on such evaluation.

Both the Chairman, CEO and President and the Vice President, Human Resources and Administration may advise the Compensation Committee in the discharge of these responsibilities by suggesting programs, practices, and specific actions affecting executive officers. However, the Chairman, CEO and President cannot advise the Compensation Committee with respect to his compensation, and the Vice President, Human Resources and Administration cannot advise the Compensation Committee with respect to his or the Chairman, CEO and President’s compensation. Other executive officers do not play a part in the process of setting executive compensation.

In 2010, the Compensation Committee met five times, met in executive session during four of those meetings, and acted by unanimous written consent three times during the year.

Review of Compensation Philosophy and Determination of Targeted Overall Compensation. To assist the Company in developing its compensation philosophy and in establishing targeted overall compensation (i.e., the aggregate level of compensation that we will pay to executives if performance goals are deemed to have been fully met), the Compensation Committee selects and engages an independent consultant to perform a study of the compensation of executive management at the Company and at comparable companies (the “Peer Group”). From 2006 through 2009, the Compensation Committee utilized the services of Longnecker & Associates (“Longnecker”) for this purpose. In August 2010, desiring to obtain a fresh and potentially different perspective, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as its independent consultant for compensation for executives and non-management directors. After reviewing companies primarily focused on U.S. domestic onshore exploration and production, Pearl Meyer recommended to the Compensation Committee that 17 companies be included in the 2010 Peer Group based on factors that included revenues, geographic focus, similarity of business models, and skill requirements for executive positions. The selected Peer Group for 2010 was:

Berry Petroleum Co.

Bill Barrett Corp.

Brigham Exploration Co.

Cabot Oil & Gas Corp.

Carrizo Oil & Gas, Inc.

Comstock Resources, Inc.

Concho Resources Inc.

Denbury Resources, Inc.

EXCO Resources Inc.

Goodrich Petroleum Corp.

GMX Resources, Inc.

Petroleum Development Corp.

Petroquest Energy, Inc.

Quicksilver Resources, Inc.

SM Energy Co.

Swift Energy Company

Venoco, Inc.

The Compensation Committee will regularly review and refine the Peer Group as appropriate, with input from its executive compensation consultant.

Compensation studies that are limited to a review of Peer Group proxy statements will cover in detail only those individuals for whom compensation information is disclosed publicly, which generally include only the five most highly compensated officers at each company. As a result, Pearl Meyer used additional data from other broad executive compensation surveys to more fully develop targeted overall compensation levels for all of the executive officers.

Pearl Meyer was engaged independently by the Compensation Committee. Whether Pearl Meyer continues to provide consulting services in the area of executive compensation will be a decision reached independently by the Compensation Committee. Pearl Meyer performs no consulting services for the Company except in the area of executive and director compensation.

The Compensation Committee reviews annually the levels of each element of executive compensation and reviews and approves changes as necessary in line with the compensation philosophy.

Elements of Executive Compensation

After receiving the results of the Pearl Meyer study and reviewing the Company’s compensation philosophy against the actual practices of the Peer Group, the Compensation Committee determined that the elements of targeted overall compensation for executive management should continue to include (1) base salary levels that are generally near the median of the Peer Group, (2) an annual bonus plan with payouts (if any) based on achievement of objectives approved by the Board, and (3) equity or equity-based awards that vest or are considered for vesting over a longer term.

Base Salaries. Rosetta provides its executive officers with assured cash compensation in the form of a base salary that is generally near the median for similar positions within the selected Peer Group. Through comparison to Peer Group proxies and independent compensation surveys, Pearl Meyer determined that our executive base salaries were at approximately 93% of median for similar positions. The base salaries paid to top executive officers during 2010 are shown in the Summary Compensation Table under the “Salary” column, and these salaries were unchanged from 2009 base salaries. Effective January 1, 2011, the Compensation Committee approved increases to base salaries for each executive officer with the exception of the Chairman, CEO and President.

The current base salaries are set forth in the table below:

Named Executive Officers	Position	Salaries as of January 1, 2011
Randy L. Limbacher	Chairman, CEO and President	$625,000
Michael J. Rosinski	Executive Vice President, Chief Financial Officer, and Treasurer	$285,000
John D. Clayton	Senior Vice President, Asset Development	$265,000
James E. Craddock	Senior Vice President, Drilling and Production Operations	$265,000
Michael H. Hickey	Vice President and General Counsel	$260,000

With these changes, our executives are expected to be at 96.5% of median. The Compensation Committee expects to continue to review executive base salaries annually and to approve changes as appropriate.

Incentive Bonus. Incentive bonuses, considered for payment annually as cash compensation, ensure that the executive officers focus on the achievement of near-term goals that are approved by the Board. Bonuses may be earned if the Company achieves its objectives in key performance metrics as discussed below. Bonuses actually paid in 2011 as a result of 2010 performance are shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Bonus targets as a percentage of base salary are generally set near the median for similar positions within the Peer Group. Bonus targets as a percentage of base salary for 2010 were 100% for the Chairman, CEO and President, 75% for the executive vice president, and from 50% to 70% for the vice presidents. Bonus targets as a percentage of base salary for 2011 remain unchanged.

Although the Company reserves the right to add or delete corporate performance metrics for the bonus plan in the future, the metrics for 2010 are shown below. For 2010, each metric carried an equal weighting to the others.

•	Production Volumes – the average daily production of natural gas or its equivalent expressed in millions of cubic feet (MMCFe). The 2010 target was 158 MMCFe per day.

•

Reserves Added – the reserves of natural gas or its equivalent added in the year through finding and development activities or through acquisition, expressed in billion cubic feet (BCFe). The 2010 target was 172 BCFe.

•	Finding Costs – annual capital expenditures divided by annual reserves added, expressed in dollars per thousands of cubic feet (MCFe). The 2010 target was $1.63 per MCFe.

•	EBITDA – The 2010 target was $254 million.

•

Expenses Per Unit – the sum of annual lifting & operating expenses plus general and administrative expenses, divided by total annual production, expressed in dollars per thousands of cubic feet (MCFe). The 2010 target was $1.45 per MCFe.

The bonus payout for any executive officer is dependent on achievement of corporate objectives. The Compensation Committee may exercise an element of positive or negative discretion beyond the stated objectives when it considers that discretion warranted, both as concerns the pool as a whole or the award for any individual. Without limiting the Compensation Committee’s ability to exercise positive or negative discretion for any sound business reason, the Compensation Committee has determined that several specific factors could be considered in its decision as to whether or not to modify the payouts that are calculated as a result of the five key performance metrics. These specific factors include environmental, health & safety performance; performance in sustainability (adding new inventory, acquisitions, and exploration success); relative performance against the Peer Group; and ability to pay. The Company believes that it is reasonable to expect performance warranting a full payout of the pool.

The Company’s performance in 2010 against the metrics shown above was approximately at target in the aggregate, but the Compensation Committee approved bonus payouts for the executives averaging 123% of target, reflecting (1) a strong improvement in sustainability with our position in the South Texas Eagle Ford trend, and (2) top-quartile performance in both 3-year and 1-year total stockholder returns against our peers. The 2010 bonuses that were paid in March 2011 are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Equity Grants. Delivering a substantial portion of each executive’s compensation in the form of equity grants that vest over a longer term ensures that our executive officers focus on long-term value creation, and clearly aligns the executive’s interests with those of our stockholders. The executive compensation studies performed by Longnecker in 2009 and Pearl Meyer in 2010 reflected the value of equity grants as a percentage of base salary for similar positions at the Company’s competitors, and the Compensation Committee and the Board approved equity grants such that targeted total compensation (base salary, target incentive bonus, and equity) remained in parity with similar executive positions within our Peer Group. Those grants were subsequently made in January 2010 and January 2011, respectively. All equity grants have been made pursuant to the Rosetta Resources Inc. Amended and Restated 2005 Long-term Incentive Plan.

In both 2009 and 2010, the Compensation Committee determined that this equity value would be granted in a mix of restricted stock and PSUs in January 2010 and January 2011, respectively. The Compensation Committee believes that granting time-vested restricted stock will encourage the executive officers to adopt a view towards long-term value while providing a retention incentive even in the event of a decline in the stock price, and that granting PSUs that are considered for vesting if certain performance goals are met will ensure a focus on long-term total stockholder return. All restricted stock granted in 2009 and 2010 is time-vested, with 25% vesting one year from the date of grant, an additional 25% after two years, and the remaining 50% after three years if the recipient remains employed by the Company as of those dates. The 2009 and 2010 PSUs will be considered for cliff vesting by the Compensation Committee after the end of a three-year performance period based on performance against three metrics that have demonstrated strong correlations to long-term total stockholder return: (1) proved reserves per share, (2) risked probable/possible inventory as a multiple of proved reserves, and (3) percentage change in cash flow multiple as compared to the S&P Mid-Cap 400 Oil & Gas Exploration & Production Index. The 2011 PSUs will be considered for cliff vesting by the Compensation Committee after the end of a three-year performance period based on performance against four metrics that have demonstrated strong correlations to long-term total stockholder return: (1) production per share growth,

(2) reserves per share growth, (3) risked probable/possible inventory as a multiple of proved reserves, and (4) control of both cash costs and finding & development costs. Specific numerical goals have been set for each of these metrics, but we do not plan to publish this sensitive proprietary information as we believe that it places us at a competitive disadvantage. After considering performance against these metrics at the end of the three-year period, and considering other factors that it deems appropriate such as total shareholder return, the Compensation Committee, in its sole discretion, may choose to vest from 0% – 200% of the PSUs. The Compensation Committee believes that it is important to retain positive or negative discretion beyond the stated metrics to ensure that they have the ability to weigh the effect of unexpected events as they consider payout of the program.

No equity grants have been timed to coincide with or to precede the release of material information, and because the Compensation Committee must approve all grants for executive officers, we believe adequate controls exist to prevent such timed grants. Although we have not granted non-qualified stock options to executive officers since 2009, (1) all grants of stock options to executive officers were approved by the Compensation Committee, (2) grant prices for non-qualified stock options were all set at the fair market value (average of the high and low trades) on the date of grant, (3) all options granted before October 1, 2006 were granted on the date of approval by the Board, and all options granted on or after October 1, 2006 were granted on the first trading day of the month following approval by the Board, and (4) no options have been re-priced. In establishing award levels, the Compensation Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested. The Company has implemented requirements that each executive officer hold a specific minimum level of stock, and these requirements are set forth in the Officers Stock Ownership Guidelines, available in the “Corporate Governance” section of our website at www.rosettaresources.com. The requirements are as follows: Chairman, CEO and President – 250,000 shares, Executive Vice President – 50,000 shares, and Senior Vice Presidents and Vice Presidents – 25,000 shares. Stock that counts towards satisfaction of this requirement includes stock owned, whether directly or in street name; stock held beneficially; unvested restricted stock; and vested stock options. Executive officers have three years from the date of their appointment to meet the requirement. All of Rosetta’s executive officers are in compliance with the requirements.

Actions Taken Affecting Each Element. Utilizing annualized base salaries as of January 1, 2011, full-target bonuses for 2011, and restricted stock and PSUs that were granted effective in January 2011 (assuming full vesting at fair market value of Rosetta common stock on the date of grant), the Compensation Committee has allocated the compensation components for executive officers as follows:

Position	Base Salary	Bonus	Equity
Chairman, CEO and President	19.4%	19.4%	61.2	% (1)
Executive/Senior Vice Presidents	21.4%	15.3%	63.3%
Vice Presidents	33.2%	18.0%	48.8%

(1)	For 2011, Mr. Limbacher recommended to the Compensation Committee that the dollar value of his equity grants be reduced as compared to prior years to bring his targeted total compensation more in line with positions similar to his in the Peer Group.

Employee Benefits and Perquisites. In addition to the main elements of compensation previously discussed in this section, the executive officers are eligible for the same welfare and defined benefits as are available to all employees, which include medical and dental insurance, short and long-term disability insurance, life and accidental death insurance each with a face value of $50,000, and a 401(k) plan which currently provides a dollar-for-dollar match on the first 6% of eligible employee contributions. The Company has no other pension plan or deferred compensation arrangement for the executive officers at this time. Like other employees, each executive may park in Rosetta’s building or other available parking space at no cost, although the executive officers have reserved spaces. In addition to these all-employee benefits, executive officers may utilize two other benefits. First, the Company may pay monthly club membership dues (but not personal usage expenses) for the

Chairman, CEO and President and for the Executive Vice President. This allows these executives to make business contacts outside the reach of the Company and to have a place to entertain corporate clients. Second, to ensure that the executive leadership is given every opportunity to identify and correct medical issues that may affect their work, the Company provides for an annual physical examination for executive officers at the Company’s expense.

The general benefits offered to all employees, including the executive officers, are reviewed and may be adjusted each year.

Employment Agreements and Other Executive Severance and Change-in-Control Arrangements

The Company has entered into a written employment agreement with each of the named executive officers who were employed as executive officers prior to January 2008 (Messrs. Limbacher, Rosinski and Hickey). These employment agreements describe how the employment relationship may be extended or terminated and what benefits are to be paid in the event of termination of employment, and outline the executive’s post-employment obligations. These obligations restrict the use of confidential and/or proprietary information both during and after employment, and for two years after termination prohibit (1) disparagement of the Company and (2) solicitation of employees, vendors, and customers to end their relationships with the Company.

The Board determined in 2008 that it would end the practice of entering into written employment agreements with executive officers and instead adopted the Rosetta Resources Inc. Executive Severance Plan (the “Severance Plan”) and the Rosetta Resources Inc. Executive Change-in-Control Plan (the “2008 Change-in-Control Plan”). The Severance Plan covers executive officers hired since 2008 who are not covered by an individual written employment agreement (Messrs. Clayton and Craddock), and describes how the employment relationship may be terminated and what benefits are to be paid in the event of termination of employment. The Change-in-Control Plan covers executive officers hired in 2008 who are not covered by an individual written employment agreement (Messrs. Clayton and Craddock), and describes how the employment relationship may be terminated following a change in control (as defined in the 2008 Change-in-Control Plan) and what benefits are to be paid in the event of termination of employment following a change in control.

In 2009, the Board adopted the Rosetta Resources Inc. 2009 Change-In-Control Plan for Executive Officers (the “2009 Change-in-Control Plan”), which covers executive officers hired in 2009 and beyond who are not covered by an individual written employment agreement. The principal difference between the 2009 Change-in-Control Plan (which currently covers only one executive officer hired in 2009) and the 2008 Change-in-Control Plan described above (which covers Messrs. Clayton and Craddock) is that the 2009 Change-In-Control Plan does not provide for any excise tax gross-up in the event of a termination of employment following a change in control.

For the executives hired since the beginning of 2008, post-employment obligations regarding the use of confidential and/or proprietary information are described in broader policies covering all employees. Additional information regarding the benefits to be paid in the event of termination is provided in the “Severance Benefits” and “Change-in-Control Benefits” sections below.

Tax Considerations

Deductibility Cap on Executive Compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million on the amount of compensation that may be deducted by the Company in any year with respect to the executive officers, with the exception of the Chief Financial Officer. However, performance-based compensation, as defined in Section 162(m) of the Code, is fully deductible if the programs are approved by stockholders and meet other requirements.

To maintain flexibility in compensating the executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. We may make payments that are not fully deductible if we believe that such payments are necessary to achieve corporate objectives and to protect stockholder interests. In 2010, Mr. Limbacher’s total compensation of $3,177,633.71 exceeded the deductibility limit due to the vesting of a substantial amount of restricted stock, and was thus subject to the Code’s Section 162(m) limitations. The Company did not exceed the $1 million deductibility limit for any other executive officer.

Gross-Ups. Under their employment agreements (for executive officers covered by an employment agreement), or under the 2008 Change-in-Control Plan (for Messrs. Clayton and Craddock), if benefits to which the executive officers become entitled are considered “excess parachute payments” under Section 280G of the Code, then each affected executive officer would be entitled to an additional gross-up payment from the Company. This payment would be in an amount such that, after payment by the executive officer of all taxes including any excise tax imposed upon the gross-up payment, the executive officer would retain an amount equal to the excise tax imposed upon the payment.

Since 2008, gross-up provisions as described above have been subjected to an increasing level of criticism from some external reviewers. The Compensation Committee acknowledged this criticism and implemented a new plan providing for change-in-control benefits to executive officers hired in 2009. The 2009 Change-In-Control Plan does not include excise-tax gross-up protections. While changing its position for executive officers hired in 2009 and, in the expectation of the Compensation Committee, for the foreseeable future, the Compensation Committee does not believe that it is in the best interests of Rosetta’s stockholders to incur either the expense or the loss of goodwill that would result from voiding the commitments that were made and in good faith accepted by executive officers in this regard from 2005 to 2008.

Severance Benefits

To ensure the continued focus of our executives on the business, and to minimize uncertainty and distraction that may result from an at-will employment relationship, the Compensation Committee has determined that it is important to provide termination benefits for executive officers. These termination benefits are stated in each executive officer’s employment agreement (as applicable) or in the Severance Plan and reflect the fact that it may be difficult for executive officers to find comparable employment within a short period of time.

If the Company should choose not to renew an employment agreement at its expiration, if the Company terminates the employment of the executive officer for reasons other than cause, or if the executive officer terminates employment for good reason, then the executive officer would be paid a multiple of base salary and target bonus and would become immediately vested in any unvested equity grants. In these circumstances, the Chairman, CEO and President would be paid three times his then-current base salary and target bonus, the executive vice president would be paid two times his then-current base salary and target bonus, and each of the other executive officers would be paid his then-current base salary and target bonus.

In general, the definition of “cause” in each employment agreement and in the Severance Plan, is (i) a breach of duty by executive in the course of executive’s employment involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to Rosetta or its affiliates, or moral turpitude constituting criminal felony; (ii) conduct by executive that is materially detrimental to Rosetta, monetarily or otherwise, or reflects unfavorably on Rosetta or executive to such an extent that Rosetta’s best interests reasonably require the termination of executive’s employment; (iii) acts or omissions of executive materially in violation of executive’s obligations under the individual employment agreement or at law; (iv) executive’s failure to comply with or enforce Rosetta’s policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (v) executive’s repeated insubordination; (vi) executive’s failure to comply with or enforce, in any material respect, all other personnel policies of Rosetta or its affiliates; (vii) executive’s failure to devote executive’s full working time and best efforts to the performance of executive’s responsibilities to Rosetta or its affiliates; (viii) executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws; or (ix) executive’s failure to cooperate with any investigation or inquiry authorized by the Board or conducted by a governmental authority related to the business or executive’s conduct.

In general, the definition of “good reason” in each employment agreement is (i) any demotion of executive as evidenced by a material diminution in executive’s responsibilities or duties; (ii) a material diminution in executive’s base compensation; (iii) any permanent relocation of executive’s place of business to a location 50 miles or more from the then-current location, provided such relocation is a material change in geographic location at which executive must provide services for purposes of Section 409A of the Code; or (iv) any other action or inaction by Rosetta that constitutes a material breach by Rosetta of its obligations under the agreement. In general, the definition of “good reason” in the Severance Plan is (i) any reduction of the multiple or percentage applicable to an executive in the event of a qualifying termination under the Severance Plan, (ii) a material diminution in executive’s base compensation; or (iii) any permanent relocation of executive’s place of business to a location 50 miles or more from the then-current location, provided such relocation is a material change in geographic location at which executive must provide substantial services for purposes of Section 409A of the Code.

Separation payments for all named executives would have exceeded the Code’s Section 162(m) deductibility limits under a hypothetical termination, if such hypothetical termination had occurred as of December 31, 2010. Based upon a hypothetical termination as of December 31, 2010, the severance benefits for the named executive officers for the reasons stated above would have been as follows:

Name (1)	Separation Payment to Executive on 12/31/10 (2)	Hypothetical Value to Executive of Accelerated Vesting of Equity Awards as of 12/31/10 (3)	Total Cost of Hypothetical Separation Event as of 12/31/10
Randy L. Limbacher, Chairman, CEO and President (PEO)	$3,750,000	$10,259,029	$14,009,029
Michael J. Rosinski, Executive Vice President, Chief Financial Officer and Treasurer (PFO)	$945,000	$3,926,145	$4,871,145
John D. Clayton, Senior Vice President, Asset Development (NEO)	$425,000	$2,709,293	$3,134,293
James E. Craddock, Senior Vice President, Drilling and Production Operations (NEO)	$425,000	$2,693,903	$3,118,903
Michael H. Hickey, Vice President and General Counsel (NEO)	$412,500	$2,563,394	$2,975,894

(1)	For this and subsequent tables, “PEO” is an acronym for Principal Executive Officer, “PFO” for Principal Financial Officer and “NEO” for Named Executive Officer.

(2)	This column includes a multiple of base salary and bonus as described in the employment agreement (as applicable), or in the Severance Plan. Severance benefits pursuant to employment agreements for Messrs. Limbacher, Rosinski and Hickey would be paid out over time. Severance benefits payable to Messrs. Clayton and Craddock under the Severance Plan would be paid in a lump sum upon termination.

(3)

This column represents the value that would have been received by the executive officer as a result of a termination on December 31, 2010 using a fair market value of $37.935 to determine the value of shares of restricted stock and the gains on stock options. PSUs would be considered for vesting by the Compensation Committee at the time of these hypothetical terminations, but because the Compensation Committee may exercise its discretion in the amount to be vested, the value of these units is not included in this table. The requirements for reporting the information in this table do not take into account expenses that have already been incurred to deliver the equity component of compensation to the executives. The actual cost to the Company of accelerating the vesting of equity awards using the Company’s unamortized costs of the grants as of December 31, 2010 would have been as follows: Mr. Limbacher, $1,262,807; Mr. Rosinski, $446,900; Mr. Clayton, $373,159; Mr. Craddock, $388,324; and Mr. Hickey, $291,104.

Change-in-Control Benefits

The Compensation Committee has determined that the interests of stockholders are best served if we provide change-in-control benefits to eliminate, or at least reduce, the reluctance of executive officers to pursue potential corporate transactions that may be in the best interests of stockholders, but that may have resulting adverse consequences to the executive officers’ employment. These “change-in-control” benefits apply when (i) the affected executive officer’s employment is terminated, or the executive officer resigns for good cause; and (ii) either of the preceding actions occurs within the two-year period following a “corporate change.” This “double-trigger” provision ensures that these benefits would be payable only in the dual events of a corporate change and an adverse effect on the executive officer’s employment. Also, these benefits are not in addition to the severance benefits described above – the executive officer cannot simultaneously be eligible for both.

For purposes of this section, a corporate change is defined as (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “corporate change merger”); (iii) the sale of all or substantially all of the assets of the Company or an affiliate (as defined in the Amended and Restated Rosetta Resources Inc. 2005 Long-Term Incentive Plan); or (iv) the occurrence of a change in control. A “change-in-control” shall be deemed to have occurred if (a) individuals who were directors of the Company immediately prior to a control transaction shall cease within two years of such control transaction to constitute a majority of the Board of Directors of the Company (or of the Board of Directors of any successor to the Company or to a Company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable Board that is approved by at least a majority of the individuals who were directors of the Company immediately prior to such control transaction or (b) any entity, person or group acquires shares of the Company in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 50% or more of the outstanding shares of the Company’s common stock. As used above, a “control transaction” means (A) any tender offer for or acquisition of capital stock of the Company pursuant to which any person, entity, or group directly or indirectly acquires beneficial ownership of 20% or more of the outstanding shares of common stock; (B) any corporate change merger of the Company; (C) any contested election of directors of the Company; or (D) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the Board of Directors of the Company.

If both events warranting the change-in-control payment occur, the affected executive will be paid a multiple of base salary and target bonus and will become immediately vested in any unvested equity awards, including outstanding PSUs at target. In such a circumstance, the Chairman, CEO and President would be paid three times his then-current base salary and target bonus, and each of the other executive officers would be paid two times his or her then-current base salary and target bonus. The cash components of any change-in-control benefits will be paid in a lump sum and the Company will also reimburse the executive’s cost of continuing health insurance for up to 18 months for the Chairman, CEO and President, and for up to 12 months for the other executive officers. Because of the tax on so-called “parachute payments” imposed by the Section 4999 of the Code, the Company has agreed to reimburse all officers employed during or prior to 2008 for any excise taxes imposed as a result of a payment of change-in-control benefits and to gross up those tax payments to keep the officer whole. Separation payments for all named executives would have exceeded the Code’s Section 162(m) deductibility limits under a hypothetical termination following a change-in-control, if such hypothetical termination had occurred as of December 31, 2010.

The table below illustrates the change-in-control termination benefits for the named executive officers based upon a hypothetical termination from a change-in-control event as of December 31, 2010:

Name	Hypothetical Change-in-Control Separation Payment to Executive on 12/31/10	Hypothetical Value to Executive of Accelerated Vesting of Equity Awards as of 12/31/10 (1)	Hypothetical Cost of Payments of 280G Excise Tax and Tax Gross-Up	Hypothetical Cost of Medical Insurance Reimbursement	Total Cost of Hypothetical Change-in-Control Separation Event as of 12/31/10
Randy L. Limbacher, Chairman, CEO and President (PEO)	$3,750,000	$21,293,410	$6,928,063	$25,683	$31,998,589
Michael J. Rosinski, Executive Vice President, Chief Financial Officer and Treasurer (PFO)	$945,000	$5,549,877	$1,214,042	$11,706	$7,721,459
John D. Clayton, Senior Vice President, Asset Development (NEO)	$850,000	$3,927,993	$1,020,175	$15,179	$5,813,867
James E. Craddock, Senior Vice President, Drilling and Production Operations (NEO)	$850,000	$3,912,603	$992,490	$11,706	$5,767,320
Michael H. Hickey, Vice President and General Counsel (NEO)	$825,000	$3,619,049	$859,116	$23,562	$5,327,247

(1)	This column represents the value that would have been received by the executive officer as a result of a termination on December 31, 2010 using a fair market value of $37.935 to determine the value of shares of restricted stock and of PSUs, and the gains on stock options. The requirements for reporting the information in this table do not take into account expenses that have already been incurred to deliver the equity component of compensation to the executives. The actual cost to the Company of accelerating the vesting of equity awards using the Company’s unamortized costs of the grants as of December 31, 2010 would have been as follows: Mr. Limbacher, $6,956,548; Mr. Rosinski, $1,284,746; Mr. Clayton, $1,002,008; Mr. Craddock, $1,017,173; and Mr. Hickey, $835,822.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by the PEO, PFO and other NEOs for services rendered to the Company and its subsidiaries for the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation (6) ($)	Total ($)
Randy L. Limbacher, Chairman, CEO and President (PEO)	2010	625,000	0	2,806,363	0	625,000	0	36,621	4,092,984
	2009	625,000	0	2,404,188	321,348	800,000	0	42,596	4,193,132
	2008	625,000	0	3,697,476	0	0	0	41,563	4,364,039
Michael J. Rosinski, Executive Vice President, Chief Financial Officer and Treasurer (PFO)	2010	270,000	0	742,868	0	250,000	0	30,918	1,293,786
	2009	270,000	0	544,373	179,763	226,800	0	33,179	1,254,115
	2008	260,000	0	311,062	234,382	156,000	0	35,947	1,042,391
John D. Clayton, Senior Vice President, Asset Development (NEO)	2010	250,000	0	660,354	0	215,000	0	31,753	1,157,107
	2009	250,000	0	353,224	116,641	200,000	0	31,113	950,978
	2008	230,000	0	236,160	169,527	89,700	0	13,865	804,107
James E. Craddock, Senior Vice President, Drilling and Production Operations (NEO)	2010	250,000	0	660,354	0	215,000	0	29,101	1,154,455
	2009	250,000	0	353,224	116,641	200,000	0	32,011	951,876
	2008	230,000	75,000	256,680	185,683	84,716	0	19,699	851,778
Michael H. Hickey, Vice President and General Counsel (NEO)	2010	250,000	0	484,265	0	200,000	0	38,170	972,435
	2009	250,000	0	353,224	116,641	182,000	0	38,105	939,970
	2008	240,000	150,000	213,300	153,414	62,400	0	36,544	853,828

(1)	Reflects annualized base salaries paid to listed officers.

(2)	For 2008, reflects a sign-on bonus to Mr. Craddock to mitigate certain relocation expenses, and a special retention bonus to Mr. Hickey.

(3)	Represents the total amount of the grant date fair value for restricted shares awarded in 2008, 2009 and 2010 and for PSUs awarded in 2009 and 2010, in accordance with FASB ASC Topic 718. See the “Grants of Plan-Based Awards” table herein for information on awards of restricted stock and PSUs made in fiscal year 2010. These amounts do not necessarily correspond to the actual value that will be recognized by the listed executives.

(4)	Represents the total amount of the grant date fair value for stock options awarded in 2008 and 2009 in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that will be recognized by the listed executives.

(5)	Mr. Limbacher elected not to receive an incentive bonus for 2008 performance and he received no other form of payment or value as a result of that decision.

(6)	For 2010, the aggregate amount of “All Other Compensation” includes expenses for welfare benefits (medical, dental, long-term disability, and basic life insurance), 401(k) match, and employee parking for each executive officer. For Messrs. Limbacher and Rosinski, the aggregate amount includes reimbursement of monthly club dues. No single element of “All Other Compensation” exceeds the greater of $25,000 or 10% of the total for that executive, and as such the elements are not individually quantified. No tax gross-ups are provided for any perquisites.

GRANTS OF PLAN-BASED AWARDS

The following table discloses the actual numbers of shares of restricted stock and PSUs granted during 2010 and the grant date fair value of these awards. It also captures potential future payouts under the Company’s non-equity and equity incentive plans.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date	Threshold (1) ($)	Target (2) ($)	Maximum (1) ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards; Number of Shares of Stock or Units (4) (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Randy L. Limbacher, Chairman, CEO and President (PEO)	1/4/10	0	625,000	0	0	68,498	136,996	68,498	0	0	2,806,363
Michael J. Rosinski, Executive Vice President, Chief Financial Officer and Treasurer (PFO)	1/4/10	0	202,500	0	0	18,132	36,264	18,132	0	0	742,868
John D. Clayton, Senior Vice President, Asset Development (NEO)	1/4/10	0	175,000	0	0	16,118	32,236	16,118	0	0	660,354
James E. Craddock, Senior Vice President, Drilling and Production Operations (NEO)	1/4/10	0	175,000	0	0	16,118	32,236	16,118	0	0	660,354
Michael H. Hickey, Vice President and General Counsel (NEO)	1/4/10	0	162,500	0		11,820	23,640	11,820	0	0	484,265

(1)	The Non-Equity Incentive Plan has neither a threshold nor a maximum.

(2)	Target awards for 2010 performance are calculated using base salaries as of December 31, 2010.

(3)	Represents PSUs. PSUs will be considered by the Compensation Committee for vesting as of December 31, 2012, and the Compensation Committee may elect to vest from 0-200% of the PSUs granted.

(4)	Restrictions will be lifted as to 25% of these shares on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant, and the remaining 50% on the third anniversary of the date of grant, assuming that the executive remains employed by Rosetta or an affiliate on that date.

(5)	Represents the dollar amount of the grant date fair value for restricted stock and PSUs, recognized in accordance with FASB ASC Topic 718. The fair value of restricted share awards and PSUs was calculated using $20.485, which was the fair market value of our common stock (the average of the high and low trading prices) on January 4, 2010, the date of award. For a discussion of valuation assumptions, see Note 12 to the Company’s 2010 Consolidated Financial Statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2010. The value of the performance share units assumes vesting at target.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2010 for the PEO, PFO and other NEOs. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $37.935 per share (the fair market value on December 31, 2010).

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards (1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexer- cised Options- Unexer- cisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
	(#)	(#)		(#)	($)		(#)	($)	(#)	($)
Randy L. Limbacher, Chairman, CEO and President (PEO)							212,699	8,068,737
									290,876	11,034,381
	23,875	71,625	(4)	0	7.355	1/2/19
	102,100	0		0	18.61	11/1/17
Michael J. Rosinski, Executive Vice President, Chief Financial Officer and Treasurer (PFO)							63,890	2,423,667
									42,803	1,623,732
	13,355	40,068	(4)	0	7.355	1/2/19
	13,750	13,750	(5)	0	17.775	2/1/18
	22,000	0		0	18.51	1/3/17
	9,200	0		0	18.23	2/24/16
	30,800	0		0	16.00	7/7/15
John D. Clayton, Senior Vice President, Asset Development (NEO)							46,131	1,749,979
									32,126	1,218,700
	8,666	25,998	(4)	0	7.355	1/2/19
	9,000	9,000	(6)	0	19.68	4/1/18
James E. Craddock, Senior Vice President, Drilling and Production Operations (NEO)							46,131	1,749,979
									32,126	1,218,700
	8,666	25,998	(4)	0	7.355	1/2/19
	9,000	9,000	(7)	0	21.39	5/1/18
Michael H. Hickey, Vice President and General Counsel (NEO)							41,833	1,586,935
									27,828	1,055,655
	8,666	25,998	(4)	0	7.355	1/2/19
	9,000	9,000	(5)	0	17.775	2/1/18

(1)	No options have been transferred.

(2)	Market value of restricted stock and PSUs reflects a per share price of $37.935, which was the fair market value on December 31, 2010.

(3)	PSUs may be vested from 0-200% at the sole discretion of the Compensation Committee at the end of a three-year period based on achievement of stated performance metrics. PSUs that vest may be settled in cash or stock; if settlement is in cash, vested units will be valued at the fair market value on the last trading day of the performance period.

(4)	On January 2, 2011, 33.3% of these options vested, and the remaining 66.7% will vest on January 2, 2012.

(5)	These unvested options vested on February 1, 2011.

(6)	These unvested options vest on April 1, 2011.

(7)	These unvested options vest on May 1, 2011.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2010 for the PEO, PFO and other NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
	(#)	($)	(#)	($)
Randy L. Limbacher, Chairman, CEO and President (PEO)	0	0	87,185	2,497,974
Michael J. Rosinski, Executive Vice President, Chief Financial Officer and Treasurer (PFO)	0	0	15,637	317,374
John D. Clayton, Senior Vice President, Asset Development (NEO)	0	0	11,004	232,871
James E. Craddock, Senior Vice President, Drilling and Production Operations (NEO)	0	0	7,764	167,022
Michael H. Hickey, Vice President and General Counsel (NEO)	54,500	1,133,267	10,706	217,295

(1)	Reflects gain on the exercise of options (difference between grant price and exercise price), before tax withholding.

(2)	Shares acquired from vesting of grants in 2010 less withholding of shares for payroll taxes (if any).

(3)	Reflects value of shares actually acquired after payroll tax withholding (if any) at fair market value on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

For a discussion and identification of amounts payable to our PEO, PFO and other NEOs upon termination of employment (either following or not following a change in control), assuming a termination date of December 31, 2010, please see the discussion of severance and change-in-control benefits above under “Compensation Discussion and Analysis – Severance Benefits” and “Compensation Discussion and Analysis – Change-in-Control Benefits.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

COMPENSATION COMMITTEE

Donald D. Patteson, Jr., Chairman

Philip L. Frederickson

Josiah O. Low III

PROPOSAL 2

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

The Board of Directors of the Company is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing the Company’s stockholders with an opportunity to provide an advisory vote related to executive compensation.

As part of its responsibilities, the Compensation Committee assists the Board in establishing the compensation of the Company’s CEO and other executive officers. Additional information regarding the Compensation Committee and its role is described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the related tables and narrative disclosure. Consistent with the Company’s compensation philosophy, our executive compensation program has been designed to attract and retain key executive officers critical to long-term success and to compensate those individuals fairly and competitively for responsibility and accomplishment. Additionally, the compensation program is designed to align management’s incentives with the long-term interests of the Company’s stockholders.

To that end, the Company compensates its executive officers using a mix of base salary, annual performance bonus and equity grants, with equity grants representing a majority of the compensation for the CEO and the other NEOs. Specifically, approximately 67% of total compensation for the CEO in 2010 was in equity, approximately 15% was in base salary, and approximately 18% was in bonus. For the other NEOs, approximately 57% of total compensation was in equity, approximately 23% was in base salary, and approximately 20% was in bonus. We firmly believe that these compensation programs have aligned the decisions of the executives with the interests of the stockholders, and point to our total stockholder return against our peers as evidence of this. In either a three-year or a one-year review, Rosetta’s total stockholder return is comfortably in the top quartile of its peers in the exploration and production industry.

The Compensation Committee continually reviews best practices in executive compensation and governance. In observance of such best practices, the Company:

•	no longer enters into employment agreements with executive officers;

•

does not provide perquisites to the CEO and other NEOs (unless generally available to all employees and other than the payment of monthly club membership dues for the CEO and Executive Vice President and of annual physical examinations for executive officers);

•	with respect to executive officers hired since 2009, does not provide for any tax gross-ups for executive officers in the event of a change in control;

•	has an incentive plan that discourages undue risk and aligns executive rewards with short, medium, and long-term Company performance; and

•	encourages executives to have a meaningful ownership interest in the Company through its stock ownership guidelines.

For the reasons discussed above, we are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Rosetta Resources Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and, the other related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

The Board unanimously recommends that you vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL 3

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As part of the Board’s commitment to excellence in corporate governance, and as required by Section 14A(a)(2) of the Exchange Act, we are asking you to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 2 above should occur every year, every two years or every three years.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every three years. Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. A triennial vote will also provide us with the time to respond to stockholder concerns and implement responsive changes.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board unanimously recommends that you select “THREE YEARS” on the proposal recommending the frequency of advisory votes on executive compensation.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Compensation of Directors

Annually, the Compensation Committee engages an independent consultant to conduct a study of compensation for non-management directors to ensure that our directors are being paid fairly and equitably, and that their mix of cash and equity compensation is appropriate to ensure alignment of incentives with those of our stockholders. In August 2010, the Compensation Committee selected Pearl Meyer to conduct this study and to recommend any changes necessary to achieve these goals. The Pearl Meyer study in 2010 determined that our directors were below the median within our Peer Group (see “Compensation Discussion and Analysis” section of this Proxy Statement for a list of those peer companies). The Compensation Committee recommended to the Board that changes to the compensation structure for non-management directors be implemented effective with the 2011 Annual Meeting of Stockholders, and the Board resolved to implement the recommended changes, which are outlined below.

We pay each of the non-employee directors an annual retainer which is currently set at $35,000, and which will be increased to $70,000 effective with elections at the 2011 Annual Meeting of Stockholders. In addition, the lead independent director is currently paid an annual retainer of $10,000, the Chairman of the Audit Committee is currently paid an annual retainer of $15,000, the Chairman of the Compensation Committee is currently paid an annual retainer of $10,000, and the Chairman of the Nominating and Corporate Governance Committee is currently paid an annual retainer of $7,500. Non-employee directors are currently paid an attendance fee of $1,500 for each Board meeting attended in person, an attendance fee of $1,000 for each committee meeting attended in person (except for attendance at meetings of the Audit Committee, for which the director is currently paid $1,250), and an attendance fee of $1,000 for each Board or committee meeting attended telephonically. Effective with elections at the 2011 Annual Meeting of Shareholders, we will cease paying individual meeting fees, as those will be compensated under the increased annual retainer. We reimburse all directors for reasonable expenses incurred while attending Board and committee meetings. Directors may take an annual physical examination at the Company’s expense.

Any non-employee director may elect to receive a grant of shares of the Company’s common stock in lieu of all or any portion of the annual retainer fees. The number of shares is determined by dividing the fee amount by the fair market value (the average of the high and low trading price) of the common stock on the day of the Annual Meeting of Stockholders.

Upon re-election to the Board at the 2010 Annual Meeting of Stockholders, each director received a grant of restricted stock, the number of shares of which were determined by dividing $100,000 by the average of the fair market value of a share of Rosetta common stock for the 30 trading days immediately preceding the Annual Meeting of Stockholders, then rounded up to the next whole share. The dollar value of this grant will increase to $110,000 at the 2011 Annual Meeting of Stockholders. The shares granted upon re-election vest one year from date of grant.

Upon each initial election to the Board that does not occur at the Annual Meeting of Stockholders, each director receives a grant of restricted stock, the number of shares of which will be determined by dividing (a) $100,000 by the average of the fair market values of a share of Rosetta common stock for the 30 trading days immediately preceding the grant date, (b) then multiplying that product by a fraction, the numerator of which will be the number of days from the grant date until the one-year anniversary of the previous Annual Meeting of Stockholders, and the denominator of which shall be 365, and (c) then rounded up to the next whole share. The dollar value of this grant will be increased to $110,000 (prior to proration) for any director elected after the 2011 Annual Meeting of Stockholders. The shares granted upon initial election will vest on the same date as shares granted to directors who were re-elected at the previous Annual Meeting of Stockholders.

Mr. Limbacher receives no separate compensation for service on the Board of Directors or for serving as its Chairman, nor will any other officers, if any, who serve as directors in the future, receive separate compensation. See “Director Compensation Table” for more information on director compensation paid for fiscal year 2010.

2010 DIRECTOR COMPENSATION TABLE

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s independent non-management directors during the fiscal year ended December 31, 2010. For a description of the fees and other awards payable to the Company’s directors, please refer to the section titled “Information Concerning the Board of Directors – Compensation of Directors” contained elsewhere in this Proxy Statement.

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard W. Beckler	57,500	89,840	0	0	0	0	147,340
Matthew D. Fitzgerald	65,250	89,840	0	0	0	0	155,090
Philip L. Frederickson	20,000	124,840	0	0	0	0	144,840
D. Henry Houston	60,250	89,840	0	0	0	0	150,090
Josiah O. Low III	20,000	124,840	0	0	0	0	144,840
Donald D. Patteson, Jr.	65,250	89,840	0	0	0	0	155,090

(1)	Represents the total amount of the grant date fair value for shares awarded in 2010, in accordance with FASB ASC Topic 718. Actual income realized by the director will depend on stock price at the time of vesting. Stock award values for Messrs. Frederickson and Low are higher than for other directors because they took their annual retainers for board service in stock.

(2)	The Company did not grant any stock options to directors in 2010.

Name	Aggregate Stock Awards Outstanding as of December 31, 2010 (#)	Aggregate Option Awards Outstanding as of December 31, 2010 (#)	Grant Date Fair Value of Stock and Option Awards Made During 2010 ($)
Richard W. Beckler	5,795	12,500	89,840
Matthew D. Fitzgerald	5,916	5,000	89,840
Philip L. Frederickson	5,916	5,000	124,840
D. Henry Houston	5,916	25,000	89,840
Josiah O. Low III	5,916	20,000	124,840
Donald D. Patteson, Jr.	5,916	25,000	89,840

Compensation Committee Interlocks and Insider Participation

At December 31, 2010, the members of the Compensation Committee were Messrs. Patteson, Frederickson and Low. Mr. Patteson is the Chairman of the Compensation Committee. No member of the Compensation Committee has been an officer or employee of the Company at any time and no such person had any relationship requiring disclosure under Item 404 of Regulation S-K.

During 2010, no executive officer or employee of the Company served as (i) a member of the Compensation Committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors; or (iii) a member of the Compensation Committee (or other Board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of our Company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of December 31, 2010, the following equity securities were authorized for issuance under the Company’s existing compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (#)
Equity Compensation Plans Approved by Security Holders	811,254	$14.355	1,751,119
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	811,254	$14.355	1,751,119

(1)	Includes all stock options granted as of December 31, 2010, whether or not vested (1,917,489), less all that have been exercised or cancelled as of December 31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the rules of the SEC thereunder, require our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees generally prepare these reports for our officers and directors on the basis of information obtained from each director and officer. Based on information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by our directors, executive officers and person owning more than 10% of our common stock during the last fiscal year were filed on time, except a Form 4 was filed late for Jackie Chad Driskill for shares sold on May 27, 2010.

CERTAIN TRANSACTIONS

We have entered into employment agreements with five of our executive officers. See “Compensation Discussion and Analysis” for a detailed description of those agreements. Additionally, we have entered into indemnification agreements with the members of the Board and with our executive officers.

In July 2005, we acquired our domestic oil and natural gas business from Calpine Corporation. At the time of the closing of the transaction, the Company was a wholly owned indirect subsidiary of Calpine. Upon closing of the transaction, Calpine no longer owned any of the Company’s common stock or other securities and was no longer an affiliate of the Company. In connection with the transaction, the Company entered into a purchase and sale agreement with Calpine, pursuant to which the Company acquired the subsidiaries that held Calpine’s domestic oil and natural gas properties. The Company currently has indemnification obligations and rights under the purchase and sale agreement.

In connection with Calpine’s bankruptcy, we entered into a Settlement Agreement with Calpine dated October 22, 2008 (the “Settlement Agreement”), which the United States Bankruptcy Court of the Southern District of New York approved on November 13, 2008. Under the terms of the Settlement Agreement, the Company entered into an amended and restated gas purchase contract dated October 22, 2008 with an affiliate of Calpine under which the Company has agreed to sell a substantial amount of its California natural gas production at market prices based on a specified index and as otherwise set forth in such contract through 2019. Under the amended and restated gas purchase contract, the Company has the right to sell to third parties if Calpine breaches its obligation to fund a daily margin account, and to terminate the contract if Calpine fails to cure within sixty (60) days. Calpine’s prior ten-year right of first refusal under the gas purchase contract was cancelled in connection with the Settlement Agreement.

The Company has a related party transactions procedure for the review, approval or ratification of related party transactions, which are defined as all current or proposed transactions in excess of $120,000 in which (i) the Company is a participant and (ii) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest. While this procedure is not formally stated, it is derived from our Governance Guidelines.

Pursuant to such procedures, all executive officers and directors are required to notify the General Counsel or the Corporate Secretary as soon as practicable of any proposed related party transaction. The General Counsel will determine whether a potential transaction or relationship constitutes a related party transaction that requires compliance with the policy and/or disclosure as a related party transaction under applicable SEC rules. If the General Counsel determines that the transaction or relationship constitutes a related party transaction, the transaction is referred to the Nominating and Corporate Governance Committee. Any member of the Nominating and Corporate Governance Committee who has an interest in the transaction presented for consideration will abstain from voting on the related party transaction.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is composed entirely of independent directors, has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries for 2011. The Board has endorsed this appointment.

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

The Board unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011. Stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP at the annual meeting pursuant to Proposal 4. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees Summary

The following table shows the fees paid or accrued by us for services provided by PricewaterhouseCoopers LLP during the periods indicated:

(In $ Thousands)	2010	2009
Audit Fees (1)	$1,424	$1,327
Audit-Related Fees	—	—
Tax Fees	—	—
Other	—	—

(1)	Audit fees represent fees for professional services provided in connection with: (a) the annual audit of our consolidated financial statements; (b) the annual audit of the effectiveness of our internal control over financial reporting; and (c) the review of our quarterly consolidated financial statements.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services by an independent registered public accountant prior to the receipt of such services. Non-audit services may be pre-approved by the Audit Committee Chairman who will report such pre-approval to the Audit Committee at its next scheduled meeting.

All fees for 2010 and 2009 set forth in the table above were pre-approved by the Audit Committee Chairman or the Audit Committee, as provided above, which in either case determined that such services would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

REPORT OF THE AUDIT COMMITTEE

To the Stockholders of

Rosetta Resources Inc.:

The primary purpose of the Audit Committee of the Company’s Board of Directors is to assist the Board of Directors in fulfilling its responsibilities for monitoring (i) the integrity of the quarterly and annual financial and accounting information to be provided to the stockholders and the SEC; (ii) the system of internal controls that management has established; (iii) the Company’s independent registered public accountant’s qualifications and independence; (iv) the performance of the Company’s internal audit functions and its independent registered public accountant; and (v) the Company’s compliance with legal and regulatory requirements governing the preparation and reporting of financial information. The Audit Committee’s function is more fully described in its charter, a copy of which is posted in the “Corporate Governance” section on our website at www.rosettaresources.com. The Audit Committee held five meetings during 2010, including regular meetings addressing earnings releases and related matters.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in rule 3200T. The Audit Committee also discussed with PWC and management PWC’s independence from the Company and received the written disclosures and the letter from PWC concerning independence as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.”

Based on the Audit Committee’s discussions with management and the independent registered public accountants, and its review of the representations of management and the report of PWC to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 25, 2011.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

AUDIT COMMITTEE

Matthew D. Fitzgerald, Chairman

D. Henry Houston

Donald D. Patteson, Jr.

OTHER BUSINESS

Management does not intend to bring any other business before the meeting and has not been informed that any other matters are to be presented at the meeting by others. If other matters properly come before the meeting or any adjournment thereof, the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, proposals that stockholders intend to have included in the Company’s Proxy Statement and form of proxy for the 2012 Annual Meeting of Stockholders must be received by the Company no later than December 8, 2011.

Such proposals may be submitted by eligible stockholders and must comply with the relevant regulations of the SEC regarding stockholder proposals. Such proposals should be sent to the Company’s principal executive offices at 717 Texas, Suite 2800, Houston, Texas 77002; Attn.: Corporate Secretary.

If a stockholder intends to present a proposal for consideration at the Company’s 2012 annual meeting without inclusion in the proxy statement and form of proxy, such proposal must comply with our Bylaws and any applicable rules and regulations of the SEC and be received by us no earlier than January 7, 2012 and no later than February 6, 2012.

The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone or telegraph by officers, agents or employees of the Company, who will receive no additional compensation therefor. The Company will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

ADDITIONAL INFORMATION

Annual Report

The annual report to stockholders for the year ended December 31, 2010 is being mailed to all stockholders entitled to vote at the meeting. The annual report to stockholders does not form any part of the proxy soliciting materials. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, are available without charge to stockholders through the “Investor Relations” section of the website at www.rosettaresources.com or upon request to Karen Paganis, Corporate Secretary of Rosetta Resources Inc., 717 Texas, Suite 2800, Houston, Texas 77002.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board of Directors or a particular director may send a letter to the Corporate Secretary of the Company at 717 Texas, Suite 2800, Houston, Texas 77002. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Number of Proxy Statements and Annual Reports

Only one copy of this Proxy Statement and the annual report accompanying this Proxy Statement will be mailed to stockholders who have the same address unless we receive a request that the stockholders with the same address are to receive separate Proxy Statements and annual reports. These additional copies will be supplied at no additional cost to the requesting stockholder.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO VOTE YOUR PROXY AS SOON AS POSSIBLE.

By order of the Board of Directors of

ROSETTA RESOURCES INC.

Karen Paganis

Assistant General Counsel and Corporate Secretary

Houston, Texas

March 25, 2011

ROSETTA RESOURCES INC. ATTN: KAREN PAGANIS 717 TEXAS AVE, SUITE 2800 HOUSTON, TX 77002	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

				For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:				☐	☐	☐
1.	Election of Directors
Nominees:
01	Richard W. Beckler	02	Matthew D. Fitzgerald		03 Philip L. Frederickson 04 D. Henry Houston 05 Randy L. Limbacher
06	Josiah O. Low III	07	Donald D. Patterson, Jr.
The Board of Directors recommends you vote FOR the following proposal(s):				For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables, notes and narative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.			☐	☐	☐	4.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.	☐	☐	☐
NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholders. If no direction is made, this proxy will be voted FOR the election of all nominees under proposal 1, FOR proposal 2, FOR THREE YEARS under proposal 3, FOR proposal 4, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.
The Board of Directors recommends you vote 3 YEARS on the following proposal:			3 years	2 years	1 years	Abstain
			☐	☐	☐	☐
3.	To recommend, by non-binding vote, the frequency of executive compensation votes.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

ROSETTA RESOURCES INC.

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

5/6/2011 9:00:00 A.M. CST

The stockholder(s) hereby appoint(s) Randy L. Limbacher and Michael J. Rosinski, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ROSETTA RESOURCES INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00:00 A.M. CST on 5/6/2011, at the The Magnolia Hotel, 1100 Texas Avenue, Houston, Texas 77002, and any adjournment or postponement thereof, and to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side